Exhibit 99.2

BeiGene, Ltd.

BeiGene Announces Preliminary Topline Results of Pivotal Trial in China for Anti-PD-1 Antibody Tislelizumab in Hodgkin’s Lymphoma

BEIJING, China and CAMBRIDGE, Mass., July 22, 2018 (GLOBE NEWSWIRE) — BeiGene, Ltd. (NASDAQ: BGNE), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, announced preliminary topline results from the independent review of response data from the pivotal Phase 2 trial of tislelizumab, an investigational anti-PD-1 antibody, in Chinese patients with relapsed/refractory classical Hodgkin’s lymphoma (R/R cHL).

“We are excited to announce the preliminary topline results from our first pivotal trial for tislelizumab. Despite short follow-up, we believe there was a demonstration of robust activity, with high overall and complete response rates in addition to a safety profile that is consistent with other PD-1 inhibitors. We believe these strong results will support our first regulatory filing in China for tislelizumab, which is planned for later this year,” commented Jane Huang, M.D., Chief Medical Officer, Hematology, at BeiGene.

The single-arm pivotal trial enrolled 70 patients with cHL who either failed autologous stem cell transplantation (ASCT) or who were ineligible for ASCT. The primary endpoint was overall response rate (ORR) as defined by the Lugano 2014 criteria. Secondary endpoints included progression-free survival (PFS), duration of response (DOR), complete response (CR) rate, time to response, safety, and tolerability. As of the data cutoff, the median follow-up time was approximately 6.0 months. A review of responses by an independent review committee, provided in June 2018, demonstrated:

•                  The ORR was 73 percent, including 50 percent CR, and the median DOR had not been reached.

•                  Frequency and severity of adverse events were generally consistent with the previously reported Phase 1 safety and tolerability data for tislelizumab, or, in the case of certain immune-related events such as hypothyroidism and fever, consistent with previous reports of other PD-1 antibodies for the treatment of cHL.

These cHL data, along with additional follow-up data from the clinical trial, are expected to be included in BeiGene’s Biologics License Application (BLA) planned to be filed with the China Drug Administration (CDA) later this year. Full results of the trial are expected to be presented at an upcoming medical conference.

Tislelizumab is also being studied in global Phase 3 trials in a number of malignancies, including non-small cell lung cancer, hepatocellular carcinoma, and esophageal squamous cell carcinoma; as well as two global Phase 2 trials in patients with previously treated hepatocellular carcinoma or with R/R mature T-and NK-cell lymphomas, and an additional pivotal Phase 2 trial in China in urothelial cancer.

About Classical Hodgkin’s Lymphoma

Classical Hodgkin’s lymphoma is one of the two major types of lymphoma that begin in the lymph nodes and tissues of the lymphatic system. All other lymphomas are classified as non-Hodgkin’s lymphomas. Hodgkin’s lymphoma is characterized by the presence of very large cells called Reed-Sternberg cells, although other abnormal cell types may be present. According to the Lymphoma Research Foundation, Hodgkin’s lymphoma is less common than non-Hodgkin’s lymphoma. There were approximately 2,100 diagnosed cases of Hodgkin’s lymphoma in China in 2012.(1) Although the cancer can occur in both children and adults, it is most commonly diagnosed in young adults between the ages of 15 and 35 and in older adults over age 50.

About Tislelizumab

Tislelizumab (BGB-A317) is an investigational humanized monoclonal antibody that belongs to a class of immuno-oncology agents known as immune checkpoint inhibitors. Discovered by BeiGene scientists in Beijing, tislelizumab is designed to bind to PD-1, a cell surface receptor that plays an important role in downregulating the immune system by preventing the activation of T-cells. Tislelizumab has demonstrated high affinity and specificity for PD-1. It is potentially differentiated from the currently approved PD-1 antibodies in an engineered Fc region, which is believed to minimize potentially negative interactions with other immune cells, based on preclinical data. Tislelizumab is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. BeiGene and Celgene Corporation have a global strategic collaboration for the development of tislelizumab in solid tumor cancers outside of Asia (except Japan).

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,300 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin-bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.(2)

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s advancement of, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Lucy Li, Ph.D.	Liza Heapes
+1 781-801-1800	+ 1 857-302-5663
ir@beigene.com	media@beigene.com

(1)  http://globocan.iarc.fr/Pages/fact_sheets_population.aspx

(2)  ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.